AMENDMENT NO. 1 TO INVESTMENT MANAGEMENT AGREEMENT


         Amendment No. 1 to the Investment Management Agreement dated May __, 1999, between Pilgrim Mutual Funds, a Delaware business trust (the "Fund"), and Pilgrim Investments, Inc., a Delaware corporation (the "Manager").

         Pursuant to the terms of the Agreement, Schedule A of the Agreement is hereby amended and restated to include the following information concerning the addition of a new series, the Pilgrim Money Market Fund, to the Fund and the name changes of Pilgrim High Quality Bond Fund, Pilgrim Small Cap Growth Fund, Pilgrim Mid Cap Growth Fund and Pilgrim International Small Cap Growth Fund:

       SERIES                              ANNUAL INVESTMENT MANAGEMENT FEE
       ------                              --------------------------------
Pilgrim SmallCap Growth Fund           1.00% of the Series' average net assets

Pilgrim MidCap Growth Fund             0.75%of  the first  $500  million  of the
                                       Series' average net assets, 0.675% of the net $500 million of average net assets, and 0.65% of the average net assets in excess of $1 billion

Pilgrim Convertible Fund               0.75% of the first  $500  million  of the
                                       Series' average net assets, 0.675% of the net $500 million of average net assets, and 0.65% of the average net assets in excess of $1 billion

Pilgrim Balanced Fund                  0.75% of the first  $500  million  of the
                                       Series' average net assets, 0.675% of the net $500 million of average net assets, and 0.65% of the average net assets in excess of $1 billion

Pilgrim Strategic Income Fund          0.45% of the first  $500  million  of the
                                       Series' average net assets, 0.40% of the next $250 million of average net assets, and 0.35% of the average net assets in excess of $750 million

Pilgrim Emerging Countries Fund        1.25% of the Series' average net assets

Pilgrim Worldwide Growth Fund          1.00% of the first  $500  million  of the
                                       Series' average net assets,  0.90% of the
                                       next $500  million of average net assets,
                                       and 0.85% of the  average  net  assets in
                                       excess of $1 billion
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Pilgrim International SmallCap         1.00% of the first  $500  million  of the
Growth Fund                            Series' average net assets,  0.90% of the
                                       next $500 million of average net assets, and 0.85% of the average net assets in excess of $1 billion

Pilgrim International Core             1.00% of the first  $500  million  of the
Growth Fund                            Series' average net assets,  0.90% of the
                                       next $500 million of average net assets, and 0.85% of the average net assets in excess of $1 billion

Pilgrim High Yield Fund II             0.60% of the Series' average net assets

Pilgrim Money Market Fund              0.50% of the Series'  average net assets,
                                       provided, however, that to the extent the
                                       Pilgrim   Money   Market   Fund   invests
                                       substantially   all  of  its   assets  in
                                       another investment company which pays investment advisory fees, the investment advisory fee shall be 0.15% of average net assets



PILGRIM MUTUAL FUNDS


By
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Title
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PILGRIM INVESTMENTS, INC.

By
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Title
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Dated:  May __, 1999